Exhibit 10.21

Extreme Networks Executive Sales

Fiscal Year 2009 Sales Compensation Plan

June 30, 2008 – June 28, 2009

Extreme Networks Confidential

Section 1: Introduction

This plan is effective June 30, 2009 through June 28, 2009

Nothing in the Fiscal Year 2009 Sales Compensation Plan (the “Plan”) shall be construed to imply a contract of employment between Extreme Networks (The Company) and the participant. Extreme Networks reserves the right to terminate any participant’s employment or participation in the Plan at any time with or without cause.

Extreme Networks reserves the right to modify the Plan, including performance quota, by furnishing each Plan participant written notice of the changes. All modifications must be signed by the Chief Financial Officer and Senior Vice President of Worldwide Sales, and will be prospective in manner. There will be no retroactive modifications.

This Plan is written in the English Language. Each Plan participant will be provided one (1) copy of the plan. If requested in writing, a local language copy will be provided.

Extreme Networks has the right to revoke any commissions paid or to be paid to employee if Company determines that there was a violation of any of Extreme Networks’s policies committed by the employee related to the underlying transaction or relationship.

Eligibility

Extreme’s Senior Vice President of Worldwide Sales and Regional Vice Presidents are eligible for this Plan unless determined otherwise by the Compensation Committee of the Board of Directors.

Extreme Networks reserves the right to redefine participation and eligibility requirements for this Plan at any time.

Final Authority

To be eligible for commission payments, plan participant must sign and return the Appendix A of their Compensation Plan within 10 days of receipt in order for commission payout to occur.

Commission payout cannot be processed until the signed Appendix A is received by the Finance Department in the Corporate Office. For issues not specifically addressed in this Plan and for all matters of administration of this Plan, including any modifications of this Plan, the Chief Financial Officer and Chief Executive Officer shall have final authority, subject to approval from the Compensation Committee of the Board of Directors as appropriate.

Section 2: Compensation Plan Elements

The Plan may consist of the following three components:

Base Salary

Commission (Territory, Quota and Rates per Appendix A of Compensation Plan)

MBO (Management by Objectives), if applicable

Section 2.1 Base Salary

All Plan Participants covered under the Plan will receive and be paid base salary according to the pay schedule for the participant’s country.

Section 2.2 Commissions

Sales Territory

A sales territory can be defined by any of the following:

Vertical Market

Named account

Geographic Area.

Qualifying Sale

A “qualifying sale” is a sale, accepted by Extreme Networks in accordance with its applicable policies and procedures, of any product or services listed on Extreme Networks’s published Price List. Extreme Networks reserves the right to establish the terms and conditions of any order prior to acceptance, and all orders and contracts submitted by a Plan participant are subject to final acceptance or rejection by the Chief Executive Officer and Chief Financial Officer.

OEM Sales

For purposes of the commissionable revenue, OEM/VAR sales credit will be assigned to the region where the OEM/VAR agreement is executed. Region(s) where the revenue is shipped are not eligible for credit. OEM/VAR transactions are defined where any of the following are present in the transaction:

•	Extreme’s products are bundled with a partner’s/reseller’s product(s) in a single purchasable unit by an end-user;

•	Extreme’s products are typically not accessible or purchasable directly by the partner’s/reseller’s end-user customer; Bundled and re-branded as if they are a third party product.

All OEM agreements must be reviewed and approved by the SVP of Worldwide Sales.

Global Accounts

•

The maximum annual credit from global accounts for any territory outside the global account headquarter location is 30% of the account manager annual goal. Beyond 30% credit, there will be no credit unless otherwise determined by the Sr. VP of Worldwide Sales. The Global Account list is maintained on-line and can be viewed at: http://intra/DMS/home/content/Sales/?id=10401

Quota

Quota is established annually by management and is the goal for the total dollar value of product shipments and service billings, net of Revenue Adjustments as defined below for the Vice President during the specified performance period.

Quota Adjustments

Quota may be changed because of transfer, promotion or territory reassignment, and they will be handled on a case-by-case basis at the discretion of the Senior Vice President of Worldwide Sales for the Regional Vice Presidents and by the Chief Executive Officer for the Senior Vice President of Worldwide Sales.

Quota Credit

Attainment towards the annual quota will occur for all product shipments and service billings as specified on Appendix A, net of Revenue Adjustments.

Quota Attainment

Quota attainment and commission credit will NOT occur for the following:

Per Incident Services and Marketing Collateral Sales

First Year Partnerworks Plus NBD

Partner Assist Support Contract

A violation of any Company policy related to the underlying transaction or relationship

Commission Credit

Commissions are credited in the month following the fiscal month in which the product shipment and service billings of customer orders are made to Extreme Networks’s direct end-users, direct resellers and reported in Extreme Networks’s distributors’ Point of Sales (POS) report into a Sales Territory. Commissions are credited based upon the net amount less any Revenue Adjustments. The net amount does not include such items as sales tax; insurance; freight, shipping, handling and delivery charges; and other items not customarily reported as revenue for Extreme Networks’s income statement purposes.

Shipment is defined as follows:

Shipment Type	Commissions Credited when

Direct orders to End-User, and Authorized Resellers	Product shipped and Service billed by Extreme Networks

Distributor sales to Open Source Partners and Authorized Resellers	Distributor Point of Sales (POS) reported

Revenue Adjustments

Revenue Adjustments may include price concessions, price protection adjustments, returns for credit and allowances, program discounts, distributor/reseller spiffs, bad debt write-offs, demo/eval write-offs and any amounts deferred from revenue recognition. When deferred revenue gets recognized, commission will be earned. Any commission adjustment due to revenue adjustment is paid at the same rate the commission was originally paid. Negative attainment will go against the year in which the adjustment is made.

Evaluation Write-offs

Evaluation period is for 90 days maximum, unless the Senior Vice President of Worldwide Sales approves in advance. Quota achievement and commissions are paid on converted Evaluation sales. If an Evaluation unit is not converted to sales or not returned at the end of 90 days, revenue will be debited at Extreme’s current list price against the Regional Vice President of Sales, which will result in reduced commissions. There will be no exceptions.

Revenue debit against commissions will be reversed only if the Evaluation is subsequently sold or returned within 90 days of Evaluation expiration. If an Evaluation is sold, the Regional Vice President of Sales will receive quota achievement and commissions at selling price.

An expired Evaluation can only be extended by the Senior Vice President of Worldwide Sales, but revenue debit will not be reversed for expired Evals that are subsequently extended, unless the Evaluation is sold or returned within 90 days from extended date.

Split percentage within Geography and outside Geography may vary. Special Programs/Incentives

Special programs may occur where we uplift or discount the net invoiced amount for commissions and/or attainment credit. For example, we may have a special program where the account manager may be credited 125% of the shipped or billed amount for specific products and/or services. The Chief Financial Officer and Senior Vice President of Worldwide Sales will have discretion to implement any special programs during the course of the fiscal year and will be prospective.

Payment Cycle

Commissions are considered provisionally earned when Extreme Networks invoices the customer for the full order of product and/or service. Commissions will be paid in the month following the fiscal month of product and service billings, provided however that if the products or services are subsequently returned or cancelled, Extreme Networks reserves the absolute right to deduct from current or future commission payments on any other qualifying sales the full amount of commissions paid based on any and all products and services returned or cancelled.

Adjustment Requests

Plan participants have 90 days from their monthly commission payment to file an adjustment request. No adjustments will be processed after 90 days following commission payment, without the written approval of the Chief Executive Officer

Section 2.3 Leave of Absence

Incentive payments will be determined as follows in the event a Participant is placed on a paid Leave of Absence including maternity leave, disability or leave pursuant to the Family Medical Leave Act (Leave of Absence)

2.3.1	Individual Commissions:

Commission may be paid during a Leave of Absence based on the percentage contribution made by the Participant up to the start of the Leave of Absence and will be at the discretion of the Administrator.

Section 2.4 MBO

If a MBO element is specified in Plan participant’s Sales Compensation Plan Appendix, then MBOs are earned and paid on a quarterly, semi-annual and annual basis upon achievement of pre-approved written objectives.

Section 3: Separation Settlement

A Plan participant separated from employment with Extreme for any reason shall be due salary and earned commissions through the date of separation. The Plan participant shall have no right to payment of any commissions for products or services invoiced subsequent to the Plan participant’s separation date. Therefore, the Plan participant will not earn commissions on any order that is booked prior to the separation date and shipped and invoiced after the separation date.

Outstanding expenses, debookings, draws and returns will be deducted from the commissions due at the time of Settlement.

Section 4: Summit Club 2009

The Summit Club is Extreme Networks’ elite over-achievement club for field personnel.

Club information will be sent out at a later date.